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FOR IMMEDIATE RELEASE
CONTACT:

John G. Wallace
President & CEO
Metrotrans Corporation
(770) 229-5995


                 METROTRANS ANNOUNCES NEW FORBEARANCE AGREEMENT

     GRIFFIN, Ga., Oct. 4 /PRNewswire/ -- Metrotrans Corporation (Nasdaq:
MTRN) announced today that it had entered into a new forbearance agreement with Bank of America on September 30, 1999, under which the lender has agreed to forbear until October 15, 1999 from exercising its rights and remedies under the secured revolving credit facility with respect to defaults existing at July 4, 1999 as further described in the Company's 10-Q filing. Under the terms of the new forbearance agreement, the Company has agreed to make certain loan payments using proceeds from the sale of assets which are not considered by management to be essential to the Company's core business. Additionally, the Company has agreed to engage an investment banking firm in order to explore strategic options related to securing additional investors as well as possible sale of the business. This new forbearance agreement will also provide both parties the additional time needed to continue current discussions regarding a new secured revolving credit facility.

     Metrotrans designs, manufactures and distributes shuttle and mid-size touring buses through Company operated sales centers and independent distributors in the United States and Canada and Puerto Rico. The Company also distributes the Irizar Century full-size motorcoach in the United States.

     This press release includes ``forward-looking statements'' within the meaning of the private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the Company's customers and suppliers, and actual purchases of Company products by customers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the costs and availability of components, product scheduling and other factors disclosed in the Company's last filed Annual Report on Form 10-K. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations can be achieved.

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